EXHIBIT 10.1

Release AGREEMENT

This Release Agreement (“Release) by and between Citius Pharmaceuticals, Inc., (“Citius”) and Aegis Capital Corp. (“Aegis” and together with Citius, each a “Party” and collectively the “Parties”) is dated and effective as of the 7th day of November, 2017.

WHEREAS, Citius and Aegis are Parties to that certain Underwriting Agreement dated August 3, 2017 (the “Underwriting Agreement”) and that certain engagement letter dated April 3, 2017 (the “Engagement Letter”);

WHEREAS, pursuant to the terms of the Underwriting Agreement, Citius retained Aegis as representative of the underwriters named therein, relating to a firm commitment underwritten public offering of Citius common stock and warrants;

WHEREAS, pursuant to Section 7.3 of the Underwriting Agreement and as referenced in the Engagement Letter, Aegis received an irrevocable right of first refusal for each and every future public and private equity and debt offering, including all equity linked financings (a “Future Transaction”) for a period of twelve (12) months after the date the Offering is completed (the “Right of First Refusal”); and

WHEREAS, the Parties now wish to release Citius from any all obligations related to the Right of First Refusal, including Section 7.3 of the Underwriting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

1.  Release of all obligations under Section 7.3 Right of First Refusal. The Parties acknowledge and agree that, upon receipt by Aegis and its designees of the Consideration (as defined below), Citius is released from any and all obligations in Section 7.3 in the Underwriting Agreement and otherwise related to the Right of First Refusal. Citius may retain, engage or solicit any investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Future Transaction without any notification to or consent from Aegis and has no obligation to engage Aegis in any manner in any such Future Transaction.

2.  Consideration for Release. Citius agrees that in exchange for the release above it will pay $100,000 in cash to Aegis and issue an aggregate of 60,000 shares of restricted common equity to the designees of Aegis listed on Schedule A hereto (the “Consideration”).

3.  Engagement Termination. The Parties acknowledge that, upon receipt by Aegis and its designees of the Consideration, any ongoing engagement between the Parties with respect to Aegis acting as investment banker, book-runner, financial advisor, underwriter and/or placement agent, whether pursuant to the Underwriting Agreement, Engagement Letter or otherwise, has been terminated.

4.  Survival of Terms. For the avoidance of doubt, the Parties acknowledge that the provisions of the Underwriting Agreement intended to survive its performance or termination, including, but not limited to, Sections 2, 3, 5, 7.1, 8 and 9 are not effected by this Release and remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Release Agreement to be executed as of the day and year first above written.

CITIUS PHARMCEUTICALS, INC.

By:	/s/ Myron Z. Holubiak
Name:	Myron Holubiak
Title:	Chief Executive Officer

AEGIS CAPITAL CORP.

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director, Investment Banking

[Signature Page to Release Agreement]

Schedule A

Aegis Designees

Name	Number of Shares
Harry Ioannou	12,000
David Bocchi	12,000
Zachary Hirsch	12,000
Robert Eide	12,000
Phillip Michals	6,000
Raffaele Gambardella	6,000
Total:	60,000